WYOMING SECRETARY oj
DOMESTIC BUISNESS CORP
ARTICLES of INCORPOR.

Ed Murray, WY Secretary of State
FILED: 02/16/2016 04:27 PM
ID: 2016-000706621

ARTICLE I.

The Corporation name is MAYFLOWER INVESTMENT GROUP, INC.

ARTICLE II.

Its registered office in the State of Wyoming is to be located at 1623 Central Avenue, Suite 145, Cheyenne, WY 82001, and the name of the intitial registered agent at that office is LEGALINC CORPORATE SERVICES INC.

ARTICLE III.

The total number of shares of stock that the corporation shall be authorized to issue is 20,000,000 at $0.001 par value.

ARTICLE IV.

The name and address of the incorporator is Jordan Tyler at 17350 State Hwy 249 #220, Houston TX 77064.

ARTICLE V.

The name and address of each initial director for the corporation is:

Hamon Francis Fytton
Po Box 480683
Ft Lauderdale, FL 33348

Natalie Flowers
Po Box 480683
Ft Lauderdale, FL 33348

Michael Owen
Po Box 480683
Ft Lauderdale, FL 33348

ARTICLE VI.

The corporation shall indemnify its directors, officers, employees, and agents to the fullest extent provided by the laws of the State of Wyoming now or hereafter in force, including the advance of expenses under the procedures provided by such laws.

Dated: February 8th, 2016

Jordan Tyler, Incorporator
efile1234@incfile.com